Exhibit 99.1

Planet Fitness Prices $900 Million Securitized Financing Facility

Hampton, NH, January 26, 2022 – Planet Fitness, Inc. (NYSE:PLNT) (together with its subsidiaries, the “Company”) today announced that it has priced $900 million of Series 2022-1 Class A-2 Fixed Rate Senior Secured Notes (the “Class A-2 Notes”), which consist of two tranches: the Class A-2-I Senior Secured Notes with an anticipated repayment term of five years, with an aggregate principal amount of $425 million and a fixed interest rate of 3.251% per annum, payable quarterly, and the Class A-2-II Senior Secured Notes with an anticipated repayment term of ten years, with an aggregate principal amount of $475 million and a fixed interest rate of 4.008% per annum, payable quarterly. The Class A-2 Notes are expected to be issued by Planet Fitness Master Issuer LLC (the “Master Issuer”), a limited-purpose, bankruptcy remote, indirect subsidiary of Planet Fitness, Inc. in a privately placed securitization transaction.

In addition to the Class A-2 Notes, the refinancing transaction also includes a $75 million variable funding note facility (the “Variable Funding Notes”), which replaces the Master Issuer’s existing variable funding note facility. After closing, all $75 million of the Variable Funding Notes will be drawn.

The proceeds from the expected sale of the Class A-2 Notes will be used as follows:

•

the Master Issuer will use a portion of the net proceeds for the repayment in full of approximately $556.3 million in aggregate principal amount of the Series 2018-1 Class A-2-I Notes (together with any accrued and unpaid interest on such Series 2018-1 Class A-2-I Notes),

•	to pay the transaction costs and fund the reserve accounts associated with the securitized financing facility, and

•	to fund a portion of the previously announced acquisition of Sunshine Fitness in an amount up to $325 million.

The Company expects the Class A-2 Notes and the Variable Funding Notes transactions to close on or around February 10, 2022, subject to satisfaction of various closing conditions. There can be no assurance regarding the timing of closing or that the sale of the Class A-2 Notes will be completed.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Class A-2 Notes, the Variable Funding Notes or any other security. The Class A-2 Notes and the Variable Funding Notes to be offered have not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

About Planet Fitness

Founded in 1992 in Dover, NH, Planet Fitness is one of the largest and fastest-growing franchisors and operators of fitness centers in the United States by number of members and locations. As of December 31, 2021, Planet Fitness had 15.2 million members and 2,254 stores in 50 states, the District of Columbia, Puerto Rico, Canada, Panama, Mexico and Australia. The Company’s mission is to enhance people’s lives by providing a high-quality fitness experience in a welcoming, non-intimidating environment, which we call the Judgement Free Zone®. More than 90% of Planet Fitness stores are owned and operated by independent business men and women.

Media Contacts

McCall Gosselin

SVP Communications

press@pfhq.com

Brittany Fraser

SVP, ICR

BrittanyRae.Fraser@icrinc.com

Investor Contact

Stacey Caravella

VP, Investor Relations

Stacey.Caravella@pfhq.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company’s statements with respect to expected use of proceeds from the sale of the Class A-2 Notes and other statements, estimates and projections that do not relate solely to historical facts. Forward-looking statements can be identified by words such as “believe,” “expect,” “goal,” “plan,” “will,” “prospects,” “future,” “strategy” and similar references to future periods, although not all forward-looking statements include these identifying words. Forward-looking statements are not assurances of future performance. Instead, they are based only on the Company’s current beliefs, expectations and assumptions regarding its ability to successfully complete the refinancing transactions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. Actual results and financial condition may differ materially from those indicated in the forward-looking statements. Important factors that could cause the Company’s actual results to differ materially include risks and uncertainties associated with the duration and impact of COVID-19, which has resulted and may continue to result in store closures and a decrease in the Company’s net membership base and may give rise to or heighten one or more of the other risks and uncertainties described herein, the Company’s ability to consummate the refinancing transactions on terms acceptable to the Company, on the timeline anticipated or at all, capital markets conditions, the Company’s substantial increased indebtedness as a result of the transactions and its ability to incur additional indebtedness or refinance that indebtedness in the future, the Company’s future financial performance and the Company’s ability to pay principal and interest on its indebtedness, competition in the fitness industry, the Company’s and franchisees’ ability to attract and retain members, the Company’s and franchisees’ ability to identify and secure suitable sites for new franchise stores, changes in consumer demand, changes in equipment costs, the Company’s ability to expand into new markets domestically and internationally, operating costs for the Company and franchisees generally, availability and cost of capital for franchisees, acquisition activity, developments and changes in laws and regulations, the Company’s corporate structure and tax receivable agreements, failures, interruptions or security breaches of the Company’s information systems or technology, general economic conditions and the other factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2020, and the Company’s other filings with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in forward-looking statements, investors should not place undue reliance on forward-looking statements, which reflect the Company’s views only as of the date of this press release. Except as required by law, neither the Company nor any of its affiliates or representatives undertake any obligation to provide additional information or to correct or update any information set forth in this release, whether as a result of new information, future developments or otherwise.